Exhibit 10.31
REVANCE THERAPEUTICS, INC.
2023 MANAGEMENT BONUS PROGRAM

On February 1, 2023, the Compensation Committee of the Board of Directors of Revance Therapeutics, Inc. (the “Company”) approved the Company’s 2023 corporate objectives, weighted for purposes of determining bonuses, if any, for the Company’s executive officers with respect to 2023 performance (the “2023 Bonus Program”).

The 2023 Bonus Program is designed to reward, through the payment of annual cash bonuses, the Company’s executive officers for the Company’s performance in meeting key corporate objectives and for individual performance in meeting specified corporate goals for the year.

The Company’s 2023 corporate goals include (i) achievement of specified revenue targets for the RHA® Collection of dermal fillers and DAXXIFY® (50% weighting), (ii) achievement of cash runway goals (10% weighting); (iii) achievement of certain services related goals (10%); (iv) achievement of certain operational goals (10%); (v) achievement of regulatory and commercial preparedness milestones related to cervical dystonia (10%); (vi) achievement of diversity and inclusion and organizational culture initiatives (10% weighting); as well as (vii) additional stretch goals (all subject to weighting) relating to: business development (10%), other clinical and regulatory (10%) and production timing and milestones (5%).

The cash bonus for Mr. Foley will be based on the achievement of the 2023 corporate goals (100% weighting). For each of the other executive officers, the bonus will be based on achievement of corporate goals, subject to a modifier for individual performance that may increase or decrease the total bonus payout. The executive officers’ actual bonuses for fiscal year 2023 are capped at 200% of each executive officer’s 2023 target bonus percentage in the event performance exceeds the predetermined goals and/or upon the achievement of other specified goals, including stretch goals. Payment of bonuses to the Company’s executive officers under the 2023 Bonus Program and the actual amount of such bonus, if any, are at the discretion of the Committee. All bonuses under the 2023 Bonus Program are subject to recoupment in accordance with any clawback policy that the Company (x) is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law and (y) otherwise voluntarily adopts, to the extent applicable and permissible under applicable law.